CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF MAXWELL TECHNOLOGIES, INC.
a Delaware Corporation
Maxwell Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
1. That on March 7, 2016, resolutions were duly adopted by the Corporation’s Board of Directors setting forth, approving and adopting a proposed amendment to the Corporation’s Restated Certificate of Incorporation and declaring such amendment to be advisable and recommended for approval by the Corporation’s stockholders, and that such resolutions provide that:
Article FOURTH of the Certificate of Incorporation of the Corporation shall be amended in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Eighty Million (80,000,000), consisting of Eighty Million (80,000,000) shares of Common Stock, par value $0.10 per share (the “Common Stock”).”
2. That such amendment was approved by the stockholders of the Corporation at the Corporation’s Annual Meeting of Stockholders held on June 15, 2016.
3. The aforesaid amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4. Except as provided for above, the Restated Certificate of Incorporation of the Corporation shall remain unchanged.
This amendment shall become effective upon its filing with the Secretary of State of Delaware.
IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment of Restated Certificate of Incorporation of the Corporation on this 15th day of June, 2016.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ Franz Fink
Franz Fink, Chief Executive Officer